Exhibit (a)(5)(A)
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO Richard L. Dunn, Senior Vice President and CFO (561) 627-7171

Palm Beach Gardens, Florida	September 23, 2005
DYCOM INDUSTRIES, INC. ANNOUNCES COMMENCEMENT OF AN OFFERING
OF $150 MILLION SENIOR SUBORDINATED NOTES DUE 2015
IN CONNECTION WITH THE FINANCING OF ITS TENDER OFFER
Palm Beach Gardens, Florida, September 23, 2005—Dycom Industries, Inc. (NYSE Symbol: “DY”) announced today that it has commenced an offering (the “offering”) of $150 million Senior Subordinated Notes due 2015 (the “notes”). The Company intends to use the net proceeds from this offering to partially finance a tender offer for up to 9.5 million shares of the Company’s common stock pursuant to its previously announced modified Dutch Auction self-tender offer. The tender offer is subject to a number of terms and conditions, including closing of this offering. This offering is not conditional on the successful completion of the tender offer.
As of July 30, 2005, after giving effect to the offering and assuming the borrowing of $50 million under the Company’s senior credit facility to purchase a portion of the shares of common stock purchased in the tender offer, the Company would have had approximately $206.9 million of unsecured indebtedness outstanding, $37.3 million face amount of letters of credit outstanding and would have had approximately $212.7 million of undrawn commitments under its senior credit facility, of which approximately $159.6 million would have been available for borrowing.
As of July 30, 2005, on an adjusted basis, after giving effect to (1) the issuance and sale of the notes in the offering, (2) the borrowing of $50.0 million under the Company’s senior credit facility, (3) the purchase of 9.5 million shares of common stock pursuant to the tender offer for an aggregate purchase price of $199.5 million, and (4) the payment of fees and expenses under the offering and tender offer, of approximately $7.5 million, the Company’s total stockholders’ equity would have been approximately $347.8 million.
The notes and the guarantees will not be registered under the U.S. Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act of 1933 and any applicable state securities laws.
The press release includes statements that constitute “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding investor demand for the notes; the number of shares of common stock tendered and the price at which the Company determines to purchase shares; prevailing market conditions; business and economic conditions in the telecommunications industry affecting the Company’s customers; the anticipated outcome of other contingent events, including litigation; liquidity needs and the availability of financing; other uncertainties and matters beyond the control of management; and the other risks detailed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY AND DOES NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFERING WOULD BE UNLAWFUL.
Dycom is a leading provider of specialty contracting services throughout the United States. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric utilities and others.